EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") made this 1st day of November, 1999, between Artup.com Network, Inc., formally known as Deerbrook Publishing Group, Inc., a Colorado corporation (the "Company") and Mark Louis Eaker ("Employee").

                                    RECITALS

     The Company desires to employ Employee and Employee desires to be so employed. The terms, conditions and undertakings of this Agreement were submitted to and duly approved and authorized by unanimous consent of the Company's Board of Directors.

     It is, therefore, agreed:

     1. EMPLOYMENT AND EMPLOYMENT TERM.

          (a) EMPLOYMENT. The Company agrees to employ Employee, and Employee agrees to be so employed, in the capacity of President and Chief Executive Officer of ArtUp.Com Network, Inc.

          (b) EMPLOYMENT TERM. The term of this Agreement shall be for a period of three years commencing as of November 1, 1999 and terminating on October 31, 2002.

          (c) TERMINATION UNDER CERTAIN CIRCUMSTANCES. Notwithstanding the provisions of Section 1(b):

               (i)  DEATH.   Employee's   employment   shall  be   automatically
terminated effective upon the date of Employee's death.

               (ii)  DISABILITY.  Employer  may, at its option and upon  written notice to Employee, terminate Employee's employment as a result of "Total and Permanent Disability" (as defined below) effective on the date of that notice. For purposes of this Agreement, the term "Total and Permanent Disability" shall mean such physical or mental condition of Employee that renders Employee incapable of performing Employee's duties for a period of more than 90 consecutive days or for 90 days within any 180-day period; provided, however, that Employee shall not be terminated for Total and Permanent Disability until a qualified and independent (i.e., having no prior affiliations with Employer, or Employee, Action or any Action affiliate) medical specialist provides written confirmation, after examination, that Employee is totally and permanently incapacitated such that Employee can no longer perform Employee's duties hereunder. In the event that Employee is a "qualified individual with a disability," as defined in the Americans With Disabilities Act, Employer shall not terminate Employee's employment hereunder if Employee is able to perform the essential functions of Employee's job with reasonable accommodation from Employer.

               (iii) UNILATERAL DECISION OF EMPLOYER. Employer may, at its option, upon notice to Employee, terminate Employee's employment effective on the date of that notice.
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               (iv) UNILATERAL DECISION BY EMPLOYEE. Employee may, at his option and upon notice to Employer, terminate Employee's employment effective on the date of that notice.

               (v) FOR "CAUSE". Employer may, at its option and upon written notice to Employee, terminate Employee's employment for "Cause" (as defined below) effective on the date of that notice. For purposes of this Agreement, the term "Cause" shall mean (i) the failure or inability (other than as a consequence of any illness, accident or other disability, as confirmed by competent medical evidence) of Employee to perform Employee's duties hereunder for a period in excess of 30 days in a manner reasonably satisfactory to Employer's Board of Directors, provided the decision of the Board of Directors is not arbitrary or capricious and is not made in bad faith; or (ii) "Serious Misconduct" of Employee (as defined below). For purposes of this Agreement, the term "Serious Misconduct" shall mean embezzlement or misappropriation of corporate funds; acts of Dishonesty (as defined below); activities harmful to the reputation of Employer (other than as a consequence of good faith decisions made by Employee in the normal performance of Employee's duties hereunder); the conviction of or the plea by Employee to any criminal felony offense (other than those arising within the scope of Employee's employment hereunder, of which offenses Employee was not personally aware or did not personally and knowingly order in violation of the law, and other than a traffic or other offense that in the sole discretion of the Board of Directors of Employer does not affect
Employee's position as an Employee of Employer) or any criminal offense involving dishonesty or moral turpitude; the refusal to perform the duties assigned to Employee pursuant to this Agreement (unless such duties shall be unlawful); or the breach of any of the material terms or conditions contained in this Agreement. For purposes of this Agreement, the term "Dishonesty" shall mean the varnishing of any information, reports, documents or certificates by Employee to Employer which Employee knew or reasonably should have known to be false or misleading.

          (d) RESULT OF TERMINATION. In the event of the termination of Employee's employment pursuant to Sections 1(c)(i), (ii), or (iii) above, Employee's estate or Employee, as the case may be, shall be entitled to receive an amount equal to Employee's fixed salary as in effect pursuant to Section 3 at the time of termination for a period of one year after such termination. In the event of the termination of Employee pursuant to Section 1(c)(iv) and 1(c)(v) above, Employee shall receive no further compensation under this Agreement.

     2. TIME AND EFFORTS. Employee shall diligently and conscientiously devote full time, attention and best efforts in discharging his duties as the President and Chief Executive Officer of ArtUp.Com Network, Inc. He shall serve as a Director of ArtUp.Com Network, Inc. and retain a seat on the Board of Directors of any Spin Off Company or other Company that ArtUp.Com Network has more than a twenty percent interest (20%) in. Employee shall perform duties customarily incident to such offices and all other duties the Board of Directors may from time to time assign to him. The Company acknowledges that Employee is currently engaged in certain consulting services and said consulting services are expected to continue for an unspecified period of time.

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
     3. COMPENSATION.

          (a) During the first twelve (12) months of this Agreement, the Company shall pay to Employee a base salary amount of $200,000 per year as compensation for his services. This amount shall be paid in equal bi-weekly installments. In addition to all other remuneration provided for in this Agreement, Employee and Company have agreed to additional compensation, including additional stock and stock options, to be covered in a separate agreement to be completed by Employee's start date. Employee shall also be entitled to receive the same Director's fees for such services as that received by other Directors.

          (b) During the second twelve (12) months of this Agreement, Company shall pay to Employee the base salary amount of $275,000 per year as compensation for his services. This amount shall be paid in equal bi-weekly installments.

          (c) During the third twelve (12) months of this Agreement, Company shall pay to Employee a base salary of $300,000 per year as compensation for his services. This amount shall be paid in equal bi-weekly installments.

     4. EXPENSES.

          (a) The Employee shall be entitled to all reasonable expenses incurred on behalf of Company and shall present the Company on a monthly basis an itemized account of all such expenses.

          (b) Company shall pay the costs of leasing a car for Employee's use.

          (c) Company shall pay the costs of all of Employee's personal legal expenses during the term of, and whether during or after Employee's term, arising from, or in connection with Employee's employment with the Company.

          (d) Company shall pay the costs of Directors and Officers liability insurance and/or Errors and Omissions insurance at a level recommended from time to time by Employee's legal counsel.

          (e) Company shall pay the costs of Salary Continuation Insurance in the amount of the total base salary for the term of this Agreement.

          (f) Company shall pay the cost of Employee's and his family's medical Insurance.

     5. LONG TERM BONUS.

          (a) Employee shall be entitled to an annual cash bonus in such amounts, if any, as may be determined by the Company's Board of Directors.

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
     6. SHORT TERM BONUS.

          (a) Upon the execution of this Agreement, Company shall issue to Employee One Million Shares (1,000,000) of common stock of the Company.

     7. OTHER TERMS.

          (a) Any material misrepresentations or omissions, whether intentional or unintentional, by employee, agents, directors, or officer's of the Company shall result, at the option of the Employee, in the termination of Employee's duties under this Agreement. However, said misrepresentations omission shall not terminate the obligations of the Company under this Agreement.

          (b) At the option of the Employee, this Agreement shall be void and of no effect if the Company has not executed a Purchase Agreement for Gregory Editions, Inc., a California corporation.

     8. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company's assets or business or with or into which the company may be liquidated, consolidated, merged or otherwise combined. In addition, this Agreement shall inure to the benefit of and be binding upon Employee, his heirs, distributees and personal representatives.

     9. WAIVER. The failure of either party to insist in any one or more instances upon performance of any term or condition of this Agreement shall not be construed a waiver of its future performance. The obligations of either party with respect to such term, covenant or condition shall continue in full force and effect.

     10. SEVERABILITY. The unenforceability, invalidity, or illegality of any provision of this Agreement, shall not render the other provisions unenforceable, invalid or illegal. If any term, provision, covenant or condition of this Agreement is invalidated due to its scope or breadth, such term, provision, covenant, or condition shall be deemed valid to the extent of the scope or breadth permitted by law in accordance with the intent of the parties as expressed herein.

     11. NOTICES. Any notice given hereunder shall be in writing and delivered or mailed by register for certified mail, return receipt requested:

          (a) To the Company, addressed the CEO at 4644 South 36th Place, Phoenix, Arizona 85040.

          (b) To Employee at 3323 Onion Creek, Sugar Land, Texas 77479.

Either party may, by notices a provided above, designate a difference address. Any such notice shall be effective on the date of receipt.

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     12. ENTIRE  AGREEMENT.  This Agreement  supersedes all previous  agreements between Employee and the Company and contains the entire understanding and agreement between the parties with respect to its subject matter. This agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

     13. HEADING. Heading in this Agreement are for convenience only and shall not be used to interpret or construed it provision.

     14. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona.

     15.   COUNTERPARTS.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        ArtUp.com Network, Inc.


                                        By /s/ Keith Chesser
                                           -------------------------------------
                                           Keith Chesser, CEO


                                        Employee


                                        /s/ Mark L. Eaker
                                        ----------------------------------------
                                        Mark L. Eaker

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